                                     ANNUAL
                                FINANCIAL REPORT

                                DECEMBER 31, 2004

                                          NEW ALTERNATIVE FUND, INC.
                                             FINANCIAL HIGHLIGHTS
                              STATEMENT OF PER SHARE INCOME AND CAPITAL CHANGES

                                 For each share of capital stock outstanding*

                                                    Year       Year       Year      Year       Year      Year       Year      Year
                                                     End        End        End       End        End       End        End       End
                                                   12/31      12/31      12/31     12/31      12/31     12/31      12/31     12/31
                                                    2004       2003       2002      2001       2000      1999       1998      1997

NET ASSET VALUE AT BEGINNING
OF PERIOD                                        $ 29.69    $ 24.21    $ 34.71   $ 41.29     $28.85    $28.54     $32.07    $30.87
                                                --------   --------   --------  --------    -------   -------    -------    ------

Investment income                                 $ 0.59     $ 0.58     $ 0.62    $ 0.75     $ 0.79    $ 0.66     $ 0.52    $ 0.64

Expenses                                           (0.42)     (0.37)     (0.37)    (0.43)     (0.42)    (0.38)     (0.37)    (0.38)
                                                   ------     ------     ------    ------     ------    ------     ------    ------

Net investment income                               0.17       0.21       0.25      0.32       0.37      0.28       0.15      0.26
Net realized & unrealized
gain (loss) on investments                          3.79       5.48     (10.50)    (5.45)     14.56      2.14      (3.22)     3.16
                                                   -----      -----     -------    ------    ------     -----      ------    -----

Total from investment operations                    3.96       5.69     (10.25)    (5.13)     14.93      2.42      (3.07)     3.42

Distributions from net
investment income                                  (0.17)     (0.21)     (0.25)    (0.32)     (0.37)    (0.28)     (0.15)    (0.26)
Distributions from net
realized gain                                      (0.00)     (0.00)     (0.00)    (1.13)     (2.12)    (1.83)     (0.16)    (1.96)
                                                   ------     ------     ------    ------     ------    ------     ------    ------

Total distributions                                (0.17)     (0.21)     (0.25)    (1.45)     (2.49)    (2.11)     (0.31)    (2.22)

Net change in net asset value                       3.79       5.48     (10.50)    (6.58)     12.44      0.31      (3.53)     1.20
                                                   -----      -----     -------    ------    ------     -----      ------    -----
Net asset value as of end
of the period                                    $ 33.48     $29.69    $ 24.21   $ 34.71    $ 41.29    $28.85     $28.54    $32.07
                                                ========    =======   ========  ========   ========   =======    =======   =======

Total return
(Sales load not reflected)                         13.34%      23.5%     -29.5%    -12.4%      51.7%      8.5%     -10.0%     11.1%

Net assets, end of period
(in thousands)                                   $52,615    $44,901    $36,723   $49,245    $52,773   $32,555    $33,021   $37,941

Ratio of operating expense
to net assets**                                     1.32%      1.39%      1.32%     1.14%      1.11%     1.13%      1.18%     1.15%

Ratio of net investment income
to average net assets**                             0.65%      0.82%      0.89%     0.87%      1.01%     0.89%      0.49%     0.79%

Portfolio turnover**                               50.05%      32.7%      32.6%     29.3%      59.7%     87.3%      32.4%     53.9%

Number of shares
outstanding at end of period***                1,565,049  1,512,199  1,516,709 1,368,171  1,211,783 1,058,230  1,156,952 1,111,377

                                            Year      Year       Year       Year      Year       First
                                             End       End        End        End       End       Seven
                                           12/31     12/31      12/31      12/31     12/31      Months
                                            1996      1995       1994       1993      1992    4/30/1983
                                                                                               ****

NET ASSET VALUE AT BEGINNING
OF PERIOD                                $ 30.51   $ 28.14     $30.00     $29.95   $ 29.19     $ 12.50
                                        --------  --------    -------    -------  --------     -------

Investment income                         $ 0.73    $ 0.75     $ 0.72     $ 0.62    $ 0.62      $ 0.38

Expenses                                   (0.39)    (0.40)     (0.40)     (0.33)    (0.28)      (0.20)
                                           ------    ------     ------     ------    ------      ------

Net investment income                       0.34      0.35       0.32       0.29      0.34        0.18
Net realized & unrealized
gain (loss) on investments                  3.72      5.14      (1.43)      0.58      1.10        3.08
                                           -----     -----      ------     -----     -----        ----

Total from investment operations            4.06      5.49      (1.11)      0.87      1.44        3.26

Distributions from net
investment income                          (0.34)    (0.35)     (0.32)     (0.29)    (0.34)      (0.18)
Distributions from net
realized gain                              (3.36)    (2.77)     (0.43)     (0.53)    (0.34)      (0.19)
                                           ------    ------     ------     ------    ------      ------

Total distributions                        (3.70)    (3.12)     (0.75)     (0.82)    (0.68)      (0.37)

Net change in net asset value               0.36      2.37      (1.86)      0.05      0.76        2.89
                                           -----     -----      ------     -----     -----        ----
Net asset value as of end
of the period                             $30.87   $ 30.51    $ 28.14     $30.00    $29.95     $ 15.39
                                         =======  ========   ========    =======   =======     =======

Total return
(Sales load not reflected)                  13.3%     19.5%      -3.7%       2.9%      4.9%       10.4%

Net assets, end of period
(in thousands)                           $35,549   $32,236    $28,368    $31,567   $28,896        $163

Ratio of operating expense
to net assets**                             1.21%     1.28%      1.30%      1.11%     1.04%       1.08%

Ratio of net investment income
to average net assets**                     1.04%     1.12%      1.04%      0.96%     1.25%       1.69%

Portfolio turnover**                        51.2%    48.72%      33.0%     18.36%     13.1%       74.5%

Number of shares
outstanding at end of period***        1,038,561   965,769    984,847  1,026,460   945,006      10,592

*    All adjusted for two for one share split on July 26, 1985 and January 2,
     1990
**   Annualized (includes state taxes, does not include foreign currency translations)
***  Shares immediately prior to dividend - Fund commenced
     operation on September 3, 1982
**** At this time the Fund was on a fiscal year. Table for 1983-1990 is available on request. Deleted to make space.

The accompanying notes are an integral part of these financial statements.

MANAGEMENT'S DISCUSSION OF FINANCIAL PERFORMANCE FOR THE YEAR 2004

FUND PERFORMANCE: The Fund was up 13.32% for the year including a distribution of a $0.165 income dividend.

FACTORS AFFECTING THE FUND: Factors include U.S. National Energy Policy, the US
Presidential election, the Kyoto Climate Change Agreement, the continued decline in the value of the U.S. dollar relative to foreign currencies, and an increase in short-term interest rates.

The US Congress again failed to approve long anticipated energy legislation and the US administration continued to resist joining other nations in agreeing to limit Greenhouse gas emissions. President George Bush defeated John Kerry, viewed as the environmental candidate, in the US Presidential election. We believe these developments had negative impact on development and investor enthusiasm for the domestic alternate energy industry (especially the fuel cell industry which hoped the U.S. energy bill would provide a favorable tax subsidy)
-- excepting to the extent there was a perceived demand for the products of the
U.S. companies overseas.

Late in the year, the US Congress approved legislation extending tax benefits for wind power which lapsed for most of 2004 thereby slowing development of wind power in the U.S. and reducing the income of those foreign wind turbine manufacturers with a share of the US market.

Russia agreed in late 2004 to sign the Kyoto agreement which was thereby to go into effect in 2005 in most developed countries, excluding the U.S. and
Australia.

There was a degree of international investor enthusiasm for development of alternate energy internationally, particularly on account of large subsidies for solar energy in Germany, support for wind in Spain and Canada, and demand for power in China and India.

Fuel prices increased worldwide much of the year partly on account of growing demand in Asia, and in the U.S. there was recognition that new domestic oil and gas supplies were limited.

The US dollar declined relative to the European Euro currency, the UK pound, the
Japanese Yen, the Canadian dollar and the currencies of Australia and New
Zealand. The currency fluctuations were generally positive for the value of the

Fund's foreign investments, notwithstanding having a negative impact on the income of foreign companies paid in U.S. dollars for goods sold in the U.S.

In January, the Fund's shareholders approved a proxy resolution increasing the percentage of assets the Fund could invest in foreign companies. The Fund increased holdings of foreign companies which benefited fund performance.

Investments in dividend paying shares continued to perform relatively well as investors sought dividend yields to provide income as an alternative to low interest rates provided by banks, and enjoyed beneficial tax treatment of dividends. U.S. short-term interest rates increased from about 1% at the beginning of the year to approximately 2% at year end.

PORTFOLIO HOLDINGS AND CHANGES:

RENEWABLE ENERGY: A number of the Fund's holdings of renewable energy companies which produce electricity from renewable sources performed well, including
Pacific Hydro (Australia), Canadian Hydro Development (Canada) and Trust Power
(New Zealand). Each of these companies produce approximately equal amounts of power from wind and run-of-the- river hydro. The performance of our domestic hydro power holding, Idacorp, was not great - as poor hydro conditions in their region continued for a fifth year and their utility regulators were not supportive.

International wind turbine manufacturers and wind project developers Gamesa
(Spain) and the EHN division of Acciona (Spain) performed relatively well, while the performance of Danish wind turbine manufacturer Vestas was poor on account of difficulties with an offshore wind project and reduced demand from their U.S.
customers.

SOLAR: The Fund's solar relating holdings, ATS automation (Canada); Sharp,
Kyocera and Sanyo (each based in Japan) performed reasonably well. For each of these companies, solar is only a portion of their overall business, although in the case of the Japanese companies, they are the largest producers of solar products in the world. Germany proved to be the strongest market for solar, although there is growing interest in China.

BIOMASS: The Fund's holdings of biomass related investments, Abengoa (Spain) and
Genencor (U.S.) performed reasonably well. There was a perception that the economics of fuel produced from biomass improved both on account of improvements in the technology of converting biomass to fuel, and because fuel prices increased.

BATTERIES FOR HYBRID AUTOMOBILES: The Fund owns shares of two companies,
Matsushita and Sanyo (both of Japan) which produce nickel metal hydride batteries which are used in hybrid autos. Both performed reasonably well.

FUEL CELLS: The Fund's stationery power fuel cell investments, Fuel Cell Energy and Plug Power did not perform well - as sales were modest and `cash burn' from product development was high. (`Cash burn' is the use of capital where companies are not receiving significant income from the development of products).

ENERGY CONSERVATION: The Fund's investments in U.S. semi-conductor companies
International Rectifier and Linear Technology whose products conserve electricity use, performed poorly, although somewhat better than other semiconductor manufacturers. Our efficient electric motor holding, Baldor
Electric, and our LED manufacturing investment, Cree, performed reasonably well, as did our investment in Intermagnetics General, which has a division developing superconductive (low resistance) wire.

NATURAL FOODS: The Fund's two natural food related companies had divergent performances, with US natural food distributor, United Natural Foods performing well, and our Canadian holding, SunOpta (both a producer of Soy products and a
Canadian natural food distributor) performed poorly.

WATER: The Fund's water utility holding Aqua America, and water metering company
Badger Meter performed well, while the performance of Canadian water purification company Zenon, was modest.

NATURAL GAS UTILITIES: The Fund's portfolio includes eight natural gas utilities companies and each performed well. During 2004, the Fund sold two companies involved in natural gas production, Questar (for environmental reasons), and
Chesapeake Energy (for concern about corporate management).

CASH AND TREASURY HOLDINGS: We ended the year with 11.07% of assets in cash, socially responsible banks and U.S. Treasury Bills. This was a reduction from
13.7% a year earlier.

INCOME FROM DIVIDENDS AND INTEREST/EXPENSES: Dividend income from the Fund's portfolio holdings (particularly foreign holdings) increased modestly, while interest income from Treasury bills and socially concerned bank accounts declined somewhat. Fund expenses increased on account of higher advisory, transfer agent and accounting costs based on increased fund assets, somewhat higher out of pocket costs from PFPC in connection with servicing shareholder accounts and compliance. Another higher expense was foreign exchange currency translation on account of the Fund's investment in additional percentage of foreign

portfolio shares and the increasing value of foreign currency in which those shares were purchased.

REALIZED AND UNREALIZED CAPITAL GAIN/LOSS: The Fund realized increased capital gains in 2004 compared to the past two years. This was attributable to increased share prices of portfolio holdings and an effort to realize gains to offset prior tax loss carry forwards. The Fund still has tax loss carry forwards it would have to offset before distributing a capital gain dividend.

CORPORATE GOVERNANCE AND REGULATORY:

APPROVAL OF THE MANAGEMENT AGREEMENT: The Fund's Directors approved the investment advisory agreement with Accrued Equities Inc. at the annual shareholder meeting on September 23, 2004. The factors considered by the board included the advisor's research, familiarity and experience investing in Fund's areas of concentration, and the Fund's reasonable expense ratio given the Fund's reasonably small size. Also considered were the advisor's efforts in coordinating relationships with outside service providers in the areas of transfer agency, fund accounting, custodian services and auditing, as well as its efforts to obtain reasonable rates for commissions on trading of the Fund's portfolio securities, and it's efforts to maintain good relations with Fund shareholders, and to comply with changing securities regulation.

STRATEGY: The Fund's strategy continues to seek long-term gain by investing in clean energy, alternative energy and environmentally oriented investments, both in the United States and abroad, with concern for socially responsible behavior.
Investment in foreign companies increased in 2004. The Fund also maintains investments in a number of dividend paying domestic utilities (natural gas and water) which produce reasonable income.

Value of $10,000 Investment Over Past 10 Years

                Fund              S&P 500           Russell 2000
           1994         $9,525.00       $9,998.30      $10,000.00
           1995        $11,381.80      $13,710.60      $12,845.00
           1996        $12,897.20      $16,822.20      $14,963.14
           1997        $14,326.00      $22,387.80      $18,308.90
           1998        $12,889.00      $28,727.10      $17,842.02
           1999        $13,980.20      $34,718.40      $21,635.24
           2000        $21,216.60      $31,581.10      $20,981.85
           2001        $18,580.70      $27,840.90      $21,504.30
           2002        $13,093.80      $21,722.80      $17,100.22
           2003        $16,173.20      $27,887.00      $25,180.07
           2004        $18,327.60      $30,879.60      $29,795.58

[CHART OMMITTED]

                              FUND EXPENSE EXAMPLE

As a mutual fund shareholder, you may incur two types of costs: (1) transaction costs such as sales loads and (2) ongoing costs, including management fees, and other fund expenses. The following example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds. The example is based on an investment of $1,000 invested at the beginning of the most recent six-month period and held for the entire period.

Actual Expenses:
The first line of the following table ("Actual") provides information about the actual account values and actual expenses. You may use the information in this line, together with you account balance, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an
$8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading "Expenses Paid During Period" to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes:
The information on the second line of the table ("Hypothetical") is based on hypothetical account values and expenses derived from the Fund's actual expense ratio and an assumed 5% per year rate of return before expenses (not the Fund's actual return). You may compare the ongoing costs of investing in the Fund with other funds by contrasting this 5% hypothetical example and the 5% hypothetical examples that appear in the shareholder reports of the other funds. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period.

Note: The Fund's Transfer Agent, PFPC, Inc. charges an annual IRA maintenance fee of $12 for IRA accounts. That fee is not reflected in the accompanying tables.

You should also be aware that the expenses shown in the table highlight only your ongoing costs and do no reflect any transaction costs, such as fees or sales loads. Therefore, the second line of the table is useful in comparing ongoing costs only and will not help you determine the relative total costs of owning different funds. To the extent a fund charges transaction costs, however, the total cost of owning that fund is higher.

NEW ALTERNATIVES FUND, INC.

--------------------------------------------------------------------------------
                          Beginning           Ending            Expenses Paid
                      Account Value     Account Value          During Period*
                             7/1/04          12/31/04      7/1/04 to 12/31/04
--------------------------------------------------------------------------------
Actual                    $1,000.00         $1,084.55                   $6.92

Hypothetical
(assumes 5% return
before expenses)          $1,000.00          $1018.28                    $6.72

*        Expenses are equal to the Fund's annualized expense ration for the six-month period (1.32%), multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half year (184) divided by the days in the year (366) to reflect the half-year period.

Top Ten Portfolio Holdings
December 31, 2004 (unaudited)

                                                                          Percentage
         Name                                                             of Net Assets
         ----                                                             -------------

         Acciona.........................................................   4.6444%
         New Jersey Resources............................................   4.5495%
         KeySpan Corp....................................................   4.5176%
         South Jersey Industries.........................................   4.5142%
         Gamesa Corporation Techologica..................................   4.4089%
         Badger Meter....................................................   4.2872%
         Abengoa.........................................................   3.7720%
         Baldor Electric.................................................   3.6780%
         Kyocera Corp....................................................   3.6731%
         Praxair   Inc...................................................   3.3706%

         Total of Top Ten................................................  41.4155%

Sector Diversification (As a Percentage of Portfolio)
December 31, 2004 (unaudited)

         Alternate Energy (Biomass)......................................    4.71%
         Alternate Energy (Fuel Cell)....................................    3.12%
         Alternate Energy (Geothermal)...................................     .47%
         Alternate Energy (Solar Cell)...................................    7.65%
         Alternate Energy (Wind & Hydro Power Producers & Waves).........    3.48%
         Alternate Energy (Wind Turbines/Wind Projects)..................   10.24%
         Alternate Energy Related (Batteries for Hybrid Automobiles).....    2.36%
         Energy Conservation.............................................    8.63%
         Industrial Catalysts (Fuel Cells & Clean Air)...................    3.20%
         Natural Gas (Distribution)......................................   25.67%
         Natural Foods...................................................    4.52%
         Other (Industrial Gases Including Hydrogen).....................    3.37%
         Recycling.......................................................    2.07%
         Water...........................................................    9.44%
         Bank Money Market and U.S. Treasury Bills   ....................   11.07%

                           NEW ALTERNATIVES FUND, INC.
                             SCHEDULE OF INVESTMENTS
                                DECEMBER 31, 2004

COMMON STOCKS: 88.93%
---------------------

                                                                           SHARES          MARKET VALUE
                                                                           ------          ------------

Alternate Energy AS A GROUP:                           32.03%
ALTERNATE ENERGY (WIND & HYDRO POWER                    3.48%
PRODUCERS & WAVES:)
  ***Canadian Hydro Development (Canada)                                  200,000               565,872
   Idacorp Inc.                                                             5,000               152,850
  **Pacific Hydro (Australia)                                             300,000               940,681
  **Trust Power Ltd. (New Zealand)                                         40,000               164,684
                                                                                                -------
                                                                                              1,824,087
                                                                                              ---------
ALTERNATE ENERGY (FUEL CELL):                           3.12%
  *FuelCell Energy, Inc.                                                  150,000             1,485,000
  ***ITM Power PLC (United Kingdom)                                        30,000                39,742
  *Medis Technologies Ltd.                                                  1,000                18,350
  *Plug Power Inc.                                                         15,000                91,650
                                                                                                 ------
                                                                                              1,634,742
                                                                                              ---------
ALTERNATE ENERGY (SOLAR CELL):                          7.65%
  ***ATS Automation (Canada)                                               50,000               448,608
  Kyocera Corp. (ADR) (Japan)                                              25,000             1,924,500
  Sharp Corp. Ltd. (ADR) (Japan)                                          100,000             1,632,670
                                                                                              ---------
                                                                                              4,005,778
                                                                                              ---------
ALTERNATE ENERGY (WIND TURBINES/WIND                   10.24%
PROJECTS):
  **Acciona (Spain)                                                        27,500             2,433,397
  **Gamesa Corporation Techologica (Spain)                                165,000             2,310,045
  **Vestas Wind Systems (Denmark)                                          50,000               621,283
                                                                                                -------
                                                                                              5,364,725
                                                                                              ---------
ALTERNATE ENERGY (BIOMASS):                             4.71%
  **Abengoa (Spain)                                                       200,000             1,976,349
  *Genencor International                                                  30,000               492,000
                                                                                                -------
                                                                                              2,468,349
                                                                                              ---------
ALTERNATE ENERGY (GEOTHERMAL):                          0.47%
  Ormat Technologie                                                        15,000               244,200
                                                                                                -------
                                                                                                244,200
                                                                                                -------
ALTERNATE ENERGY RELATED (BATTERIES FOR                 2.36%
HYBRID AUTOMOBILES):
  Matsushita Electric (ADR) (Japan)                                        50,000               802,500
  Sanyo Electric (ADR) (Japan)                                             25,000               432,000
                                                                                                -------
                                                                                              1,234,500
                                                                                              ---------

The accompanying notes are an integral part of these financial statements.

                           NEW ALTERNATIVES FUND, INC.
                       SCHEDULE OF INVESTMENTS (CONTINUED)
                                DECEMBER 31, 2004

                                                                              SHARES        MARKET VALUE
                                                                              ------        ------------

INDUSTRIAL  CATALYSTS (FUEL CELLS
& CLEAN AIR):                                              3.20%
  Engelhard Corp.                                                             30,000             920,100
  **Johnson Matthey (United Kingdom)                                          40,000             758,745
                                                                                               ---------
                                                                                               1,678,845
WATER:                                                     9.44%
 Aqua America                                                                 70,000           1,721,300
 Badger Meter                                                                 75,000           2,246,250
  ***Zenon Environmental Inc. (Canada)                                        50,000             978,592
                                                                                               ---------
                                                                                               4,946,142
ENERGY CONSERVATION:                                       8.63%
 Baldor Electric                                                              70,000           1,927,100
 *Cree, Inc.                                                                   5,000             200,400
 *Intermagnetics General Corp.                                                20,000             508,200
 *International Rectifier                                                     15,000             668,550
  Linear Technology Corp.                                                     30,000           1,162,800
  ***RailPower Technologies Corp. (Canada)                                    10,000              51,997
                                                                                               ---------
                                                                                               4,519,047
NATURAL FOODS:                                             4.52%
 *SunOpta, Inc. (Canada)                                                     200,000           1,436,000
 *United Natural Foods                                                        30,000             933,000
                                                                                               ---------
                                                                                               2,369,000
RECYCLING:                                                 2.07%
 *Caraustar Industries                                                         1,000              16,820
  Commercial Metals                                                           15,000             758,400
 *Kadant, Inc.                                                                15,000             307,500
                                                                                               ---------
                                                                                               1,082,720
NATURAL GAS DISTRIBUTION:                                 25.67%
 Atmos Energy Corp.                                                           40,000           1,094,000
 Equitable Resources                                                          25,000           1,516,500
 KeySpan Corp.                                                                60,000           2,367,000
 New Jersey Resources                                                         55,000           2,383,700
 Piedmont Natural Gas                                                         60,000           1,394,400
 South Jersey Industries                                                      45,000           2,365,200
 The Laclede Group                                                            50,000           1,557,500
 WGL Holdings                                                                 25,000             771,000
                                                                                              ----------
                                                                                              13,449,300
OTHER (INDUSTRIAL GASES INCLUDING
HYDROGEN):                                                 3.37%
 Praxair Inc.                                                                 40,000           1,766,000
                                                                                             -----------
TOTAL COMMON STOCK (COST $38,721,110) (a)                                                    $46,587,435
                                                                                             ============

The accompanying notes are an integral part of these financial statements.

                           NEW ALTERNATIVES FUND, INC.
                       SCHEDULE OF INVESTMENTS (CONTINUED)
                                DECEMBER 31, 2004

CERTIFICATES OF DEPOSITS AND
U.S. TREASURY BILLS:                                           11.07%
--------------------                                           ------

SOCIALLY CONCERNED BANKS
------------------------

  Alternatives Federal Credit Union
    Certificate of Deposit maturity 01/31/05 0.50%                                    $ 100,000
  Chittenden Bank
    Certificate of Deposit maturity 12/03/05 2.00%                                      100,000
  Community Capital Bank
    Certificate of Deposit maturity 01/01/05 1.00%                                      100,000
  Self-Help Credit Union
    Certificate of Deposit maturity 02/09/05 2.26%                                      100,000
  South Shore Bank
    Certificate of Deposit maturity 01/24/05 1.85%                                      100,000

  U.S. Treasury Bills (at various yields maturing at various dates in
  January, 2005 maturity value $5,300,000)                                            5,296,272
                                                                                     ----------
TOTAL MARKET DEPOSITS AND TREASURY BILLS                                             $5,296,272
                                                                                     ==========

Total Common Stock (88.93%)                                                         $46,587,435
Bank Money Market and U.S. Treasury Bills (11.07%)                                  $ 5,796,272
                                                                                    -----------

TOTAL INVESTMENTS (100%)                                                            $52,383,707
                                                                                    ===========

*   Securities for which no cash dividends were paid during the fiscal year.
**  Foreign Exchange Securities traded on a foreign exchange.
*** Foreign Exchange Securities traded on a foreign exchange with no cash dividend.
(a) Aggregate cost for Federal income tax purposes is $8,721,110.
    Aggregate unrealized appreciation is                                           $ 8,951,971
    Aggregate unrealized depreciation is                                           (1,085,646)
                                                                                   -----------
    Net aggregate unrealized appreciation is                                       $ 7,866,325
                                                                                   ===========

The accompanying notes are an integral part of these financial statements.

                           NEW ALTERNATIVES FUND, INC.
                        STATEMENT OF ASSETS & LIABILITIES
                                DECEMBER 31, 2004

                                     ASSETS
                                     ------

Investment securities at fair value (cost: $38,721,110) (notes 2A and 5)...........    $ 46,587,435
U.S. Treasury Bills at fair value..................................................       5,296,272
Cash, Savings and Certificates of Deposit..........................................         500,000
Cash...............................................................................         243,237
Receivables:  Dividends............................................................          66,531
                      Interest.....................................................             727
                      Subscriptions................................................          34,473
Prepaid Insurance & Filing Fees....................................................          19,287
                                                                                             ------

TOTAL ASSETS                                                                             52,747,962
                                                                                         ----------

                                   LIABILITIES
                                   -----------

Payables:
Investment securities purchased...................................................                -
Capital stock reacquired..........................................................           20,572
Advisory fee......................................................................           31,674
Other accounts payable and accruals...............................................           40,700
Dividend distribution payable.....................................................           39,782
                                                                                            -------
TOTAL LIABILITIES.................................................................          132,728
                                                                                            -------

NET ASSETS                                                                             $ 52,615,234
----------                                                                             ============

                             ANALYSIS OF NET ASSETS
                             ----------------------

Net capital paid in shares of capital stock.......................................      $46,374,549
                                                                                        -----------
Undistributed net investment income...............................................               69
Accumulated net realized gain on investments......................................        1,342,820
Net unrealized gain on investments                                                        4,897,796
                                                                                        -----------
Distributable earnings............................................................        6,240,685
                                                                                        -----------

NET ASSETS (equivalent to $33.48 per share based on 1,565,048.77
            shares of capital stock outstanding)                                       $ 52,615,234
                                                                                       ============

The accompanying notes are an integral part of these financial statements.

                           NEW ALTERNATIVES FUND, INC.
                             STATEMENT OF OPERATIONS
                     FOR THE PERIOD ENDING DECEMBER 31, 2004

INVESTMENT INCOME:

Dividends (net of foreign withholding taxes of $16,711)..........................          $ 866,379
Interest.........................................................................             60,058
Other net income.................................................................              3,602
                                                                                          ----------
Total Income.....................................................................            930,039
                                                                                          ----------

EXPENSES:

Management fee (note 4)..........................................................            336,220
Custodian fees: PFPC Trust.......................................................             32,760
Other............................................................................                277
Auditor..........................................................................             22,430
Directors........................................................................              3,947
Filing fees......................................................................             11,200
Postage and printing.............................................................             15,155
Bond and insurance...............................................................              9,603
Transfer Agent-PFPC, Inc.........................................................             59,637
Accounting/Pricing-PFPC, Inc.....................................................             37,791
Shareholder service costs........................................................             94,675
                                                                                             -------
Total Expenses...................................................................            623,695
                                                                                             -------

NET INVESTMENT INCOME............................................................            306,344
                                                                                             -------

NET REALIZED AND UNREALIZED GAIN ON INVESTMENTS

REALIZED GAIN ON INVESTMENTS (NOTES 2B & 5)

Proceeds from sales..............................................................         21,113,233
Cost of securities sold..........................................................       (16,215,437)
Foreign currency transactions gains (loss).......................................           (48,094)
                                                                                        ------------
Net Realized Gain/Loss...........................................................          4,849,702
                                                                                        ------------

UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS

Beginning of period..............................................................          6,890,583
End of period....................................................................          7,866,325
Foreign currency translations....................................................               (28)
                                                                                                ----
Total Unrealized Appreciation (Depreciation) For The Period......................            975,714
                                                                                             -------

Net Realized and Unrealized Gain (Loss) On Investments...........................          5,825,416
                                                                                           ---------

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS................          $ 6,131,760
                                                                                         ===========

The accompanying notes are an intergral part of these financial statements.

                           NEW ALTERNATIVES FUND, INC.
                       STATEMENT OF CHANGES IN NET ASSETS
                      FOR THE YEAR ENDED DECEMBER 31, 2004

                                                                        2004               2003

FROM INVESTMENT ACTIVITIES:
---------------------------

Net investment income                                                 $ 306,344          $ 326,943
Net realized gain (loss) from security transactions
   and foreign currency transactions                                  4,849,702        (2,076,610)
Unrealized appreciation of investments                                  975,714         10,389,102
                                                                       --------         ----------

Increase in net assets derived from
  investment activities                                               6,131,760          8,639,435
                                                                     ----------          ---------

DISTRIBUTIONS TO SHAREHOLDERS:
------------------------------

From net investment income dividends to shareholders                   (258,444)         (319,119)

Distributions (capital gain) to shareholders                                  0                  0

FROM CAPITAL SHARE TRANSACTIONS:
--------------------------------

Net increase from
  capital transactions (note 3)                                       1,840,778           (141,739)
                                                                     ----------           ---------

Increase in Net Assets:                                               7,714,094           8,178,577
-----------------------

NET ASSETS AT:
--------------

Beginning of the period                                              44,901,140          36,722,563
                                                                    -----------          ----------

END OF THE PERIOD                                                  $ 52,615,234        $ 44,901,140
                                                                  =============        ============

The accompanying notes are an integral part of these financial statements.

                           NEW ALTERNATIVES FUND, INC.
                      NOTES TO FINANCIAL STATEMENTS FOR THE
                         PERIOD ENDING DECEMBER 31, 2004

1) ORGANIZATION - The New Alternatives Fund, Inc. is registered as an open-end investment company under the Investment Company Act of 1940, as amended. The
Fund commenced operations September 3, 1982. The investment objective of the
Fund is to seek long-term capital gains by investing in common stocks that provide a contribution to a clean and sustainable environment.

2) ACCOUNTING POLICIES - The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of these financial statements. The policies are in conformity with generally accepted accounting principles:

         A. SECURITY VALUATION - Listed U.S. investments are stated at the last reported sale price at the closing of a national securities stock exchange and the NASD National Market System on December 31, 2004 and
         at the mean between the bid and asked price on the over the counter market if not traded on the day of valuation. Company shares traded on foreign markets are stated at their foreign reported value at 4:00 PM
         EST-as trading in some foreign markets does not coincide with trading on U.S. markets. Portfolio securities for which there are no such quotations or valuations are determined in good faith by or at the direction of the Fund's Board of Directors.

         B. FOREIGN CURRENCY - Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S.
         dollar amounts at the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts on the respective dates of such transactions.

         The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

         Reported net realized foreign exchange gains or losses arise from sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund's books and the U.S. dollar equivalent of the amounts actually received or paid.

         C. SECURITY TRANSACTIONS AND RELATED INVESTMENT INCOME - Security
         transactions are accounted for on the trade date (date order to buy or sell is executed). Realized gains and losses from security transactions are reported on a first in, first out basis if not traded on the day of valuation. Short-term notes are stated at amortized cost which approximates fair value.

         D. INVESTMENT INCOME AND EXPENSE RECOGNITION - Dividend income is recorded as of the ex-dividend date. Certificates of Deposit interest income is accrued daily. Expenses are accrued on a daily basis.

         E. FEDERAL INCOME TAXES - No provision for federal income tax is believed necessary since the Fund distributes all of its taxable income to comply with the provisions of the Internal Revenue Code applicable to investment companies. The aggregate cost of the securities (common stocks) owned by the Fund on December 31, 2004 for federal tax purposes is $38,721,110.

                           NEW ALTERNATIVES FUND, INC.
                      NOTES TO FINANCIAL STATEMENTS FOR THE
                         PERIOD ENDING DECEMBER 31, 2004

         The Fund had net realized capital losses of $1,683,717 from 2003 which can be carried forward to future years to offset future net realized capital gains through 2011.

         F. USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

3) CAPITAL STOCK - There are 8,000,000 shares of $1.00 par value capital stock authorized. On December 31, 2004, there were 1,571,654.661 shares outstanding.
Aggregate paid in capital including reinvestment of dividends was $46,374,549.
Transactions in capital stock were as follows:

                                          Year End 12/31/04            Year End 12/31/03
                                          -----------------            -----------------
                                          Shares       Amount            Shares          Amount

Capital stock sold                   128,552.699      $3,961,831      119,607.769      $2,984,036
Capital stock issued
Reinvestment of dividends              6,524.850         218,451        9,137.686         271,259
Redemptions                          (75,622.199)    (2,339,504)     (133,255.877      (3,397,034)
                                     -----------     -----------      -----------      ----------
Net Increase (Decrease)               59,455.350      $1,840,778       (4,510.422)     $ (141,739)
                                     ===========      ==========       ===========     ===========

4) MANAGEMENT FEE AND OTHER TRANSACTIONS WITH AFFILIATES - Pursuant to
agreements, Accrued Equities, Inc. serves as investment advisor to the Fund. The
Fund pays to Accrued Equities, Inc. an annual management fee of 1.00% of the first $10 million of average net assets; 0.75% of the next $20 million; 0.50% of net assets over $30 million and 0.45% of assets over $100 million. If the net annual expenses of the Fund (other than interest, taxes, brokerage commissions, extraordinary expenses) exceed the most restrictive limitation imposed by any state in which the Fund has registered its securities for sale, Accrued
Equities, Inc. reduces its management fee by the amount of such excess expenses.
The annualized expense ratio for the year ended December 31, 2004 was 1.32%. The
Fund pays no remuneration to its officers, David Schoenwald and Maurice
Schoenwald, who are also Directors. They are also officers of Accrued Equities,
Inc. Accrued Equities, Inc. is the principal underwriter for the Fund. There is a commission of 4.75% on most new sales. The commission is shared with other brokers who actually sell new shares. Their share of the commission may vary.
The Fund paid Accrued Equities, Inc. a total of $28,447 in underwriting fees for the year ended December 31, 2004. The Fund also paid Accrued Equities, Inc.
$63,197 in commissions for the year ended December 31, 2004.

5) PURCHASES AND SALES OF SECURITIES - For the year ended December 31, 2004, the aggregate cost of securities purchased totaled $23,119,301. Net realized gains
(loss) were computed on a first in, first out basis. The amount realized on sales of securities for the year ending December 31, 2004 was $21,113,233.

6) DIRECTORS FEES - The amount charged for the year ended December 31, 2004 for
Directors compensation was $3,947. Only non-interested Directors are compensated. A non-interested Director is not part of the management of the
Fund. Each non-interested Director receives $500 of compensation, or $1,000 for members of the Audit Committee, and may also receive payment for travel costs to
Directors meetings. There was no additional compensation paid to any Director for board service other than that stated. See note

4 for compensation regarding interested Directors.

7) PROXY VOTING - The Fund has proxy voting policies which are available, without charge, upon request by calling the Fund at 800-423-8383. Proxy votes of the Fund are available by calling the Fund.

                            JOSEPH A. DON ANGELO, CPA
                               22 JERICHO TURNPIKE
                             MINEOLA, NEW YORK 11501

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

To the Shareholders and
Board of Directors of
New Alternatives Fund, Inc.

We have audited the accompanying statement of assets and liabilities of New
Alternatives Fund, Inc., including the schedule of investments, as of December
31, 2004, and the related statement of operations for the year then ended and statements of changes in net assets for each of the last two years and the financial highlights for each of the last five years in the period then ended.
These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The 1999 and the prior years financial highlights were audited by other auditors whose report, dated February 8, 2000,expressed an unqualified opinion on them.

We conducted our audits in accordance with auditing standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2004 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis of our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of New
Alternatives Fund, Inc. as of December 31, 2004, the results of its operations for the year then ended, the changes in net assets for each of the last two years in the period then ended, and the financial highlights for each of the last five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Joseph A. Don Angelo, CPA
Mineola, New York
February 24, 2005

                       THE FUND'S DIRECTORS AND OFFICERS

As is true of most mutual funds, daily management is delegated by the Board of
Directors to the Fund Manager, Accrued Equities, Inc.

a)                                              CONTROLLING PERSONS
                                        INTERESTED DIRECTORS AND OFFICERS

1                               2                   3                     4                      5 *                  6

Name                            Position(s)         Term of               Principal              Number               Other
Address                         Held with           Office and            Occupations            Portfolios           Directorships
and Age                         Fund                Length of             During Past            In Fund              Held by
                                                    Time Served           5 Years                Complex              Director

Maurice L. Schoenwald           Founder             All since 1982        Serving                No complex           None
5270 Gulf of Mexico             Director            To the present        New Alterna-           One Portfolio
Drive, FL 34228                 Chairperson                               tives Fund
Age 84

David Schoenwald                Founder             All Since 1982        Serving                No Complex           None
Valley Court                    Director            To the present        New Alterna-           One Portfolio
Huntington Bay, NY              President                                 tives Fund
Age 54

  *There is only one portfolio. There is no complex. No director, except the two insider directors, oversees the single and only portfolio.

  The inside officers and directors have no present enterprise, employment, position or commercial investment activity excepting to provide service to the
  Fund. Maurice on occasion does pro bono legal work. This is becoming less frequent because of increasing age and decreasing general legal knowledge.

                                                  INDEPENDENT DIRECTORS

1                               2                    3                   4                          5 *                6

Name                            Position(s)          Term of             Principal                  Number             Other
Address                         Held with            Office and          Occupations                Portfolios         Directorships
and Age                         Fund                 Length of           During Past                In Fund            Held by
                                                     Time Served         5 Years                    Complex            Director

Sharon Reier                    Director             Since 1982          Financial Journalist       No Complex         None
Coconut Creek, FL                                    to the present      contributing to            One Portfolio
& Paris, France                                                          Business Week
Age 56                                                                   & International Herald Tribune.

                                                                        Former Regional Editor Financial
                                                                        World Magazine: Former Editor
                                                                        with Board Room; Former
                                                                        Contributing Editor Institutional
                                                                        Investor; formerly staff of Forbes
                                                                        & American Banker.

*Dorothy Wayner                  Director           Since 1982          President Dwayner/                     No complex      None
East 58th Street                 Audit Committee    (Since 2002)        Communications/                        One Portfolio
New York, NY                                                            Advertising and
Age 66                                                                  Publishing, NY.
                                                                        MBA-New York
                                                                        University: Member and former
                                                                        Officer and Board Director of
                                                                        Advertising Women of New York,
                                                                        a private organization; President
                                                                        Kaleidoscope Kids, Inc., a non-profit
                                                                        organization promoting creativity
                                                                        in middle school kids.

John C. Breitenbach              Director           Since 2000          History Teacher, Town                   No complex      None
Delaware Avenue                                     to the present      Planning Administrator,                 One Portfolio
Silver Bay, NY 12874                                                    Village Volunteer Fireman,
Age 48                                                                  Clerk Warren County Family
                                                                        Court, Drafted storm water
                                                                        and water quality
                                                                        preservation Regulations
                                                                        for county and city and
                                                                        Lake George Basin Admitted
                                                                        to NY Bar, 1999.

Preston Pumphrey                 Director           Since 2003          Retired CEO and former owner            No complex      None
Syosset, NY 11747                Audit Committee    (Since 2002)        of Pumphrey Securities, Inc. a          One Portfolio
Age 69                                                                  registered securities broker/dealer.
                                                                        Responsibilities included preparation
                                                                        of broker/dealer filings and
                                                                        audited annual reports. Former
                                                                        adjunct Professor of Finance, C.W. Post
                                                                        College. NASD Dispute Resolution
                                                                        Board of Arbitrators. A Director of
                                                                        American Red Cross
                                                                        of Nassau County, NY.

Murray E. Rosenblith             Director           Since 2003          Executive Director of the               No complex      None
280 St. Johns Place                                                     A.J. Mustie Memorial                    One Portfolio
Brooklyn, NY 11238                                                      Institute, an organization
Age 53                                                                  concerned with exploration
                                                                        of the link between
                                                                        nonviolence and social
                                                                        change. Responsible for
                                                                        executive management and
                                                                        administration of
                                                                        non-endowing operating
                                                                        foundation, making grants
                                                                        to projects in the peace
                                                                        and social justice
                                                                        movement. Responsibilities
                                                                        included fund

                                                                        raising, management of
                                                                      investments, maintaining
                                                                      financial records.

*There is only one portfolio. There is no complex
 No director, except the two insider directors, oversees Portfolios.